EXHIBIT 4.2
DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

As of the date of the Annual Report on Form 10-K of which this Exhibit 4.2 is a part, Express, Inc. (“Company,” “we,” “us” and “our”) had one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): our common stock, par value $0.01 per share.

The following description is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to the actual terms and provisions contained in our Certificate of Incorporation, as amended (the “Certificate of Incorporation”), our Amended and Restated Bylaws (the “Bylaws”), and the Certificate of Designations (the “Certificate of Designations”) of Series A Preferred Stock (“Series A Preferred Stock”), each of which are incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.2 is a part. We encourage you to read our Certificate of Incorporation, our Bylaws and the applicable provisions of the Delaware General Corporation Law (“DGCL”) for additional information.

DESCRIPTION OF CAPITAL STOCK

Authorized Shares of Capital Stock

Our authorized capital stock consists of 500.0 million shares of common stock, par value $0.01 per share (the “Common Stock”), and 10.0 million shares of preferred stock, par value $0.01 per share (the “Preferred Stock”). No shares of Preferred Stock have been issued.

Common Stock

Voting Rights

Each share of Common Stock entitles the holder to one vote with respect to each matter presented to our stockholders on which the holders of Common Stock are entitled to vote. Subject to any rights that may be applicable to any then outstanding Preferred Stock, our Common Stock votes as a single class on all matters relating to the election and removal of directors on our board of directors and as provided by law. Holders of our Common Stock will not have cumulative voting rights. At a meeting of the stockholders at which a quorum is present, except in respect of matters relating to the election and removal of directors on our board of directors and as otherwise provided in our Certificate of Incorporation, the rules of any stock exchange on which our Common Stock is listed or required by law, all matters to be voted on by our stockholders must be approved by a majority of the shares present in person or by proxy at the meeting and entitled to vote on the subject matter.

In the case of election of directors, when a quorum is present, a nominee for director will be elected if a majority of the votes casts are for the nominee’s election, except that nominees for director shall be elected by a plurality of the votes cast at a meeting of the stockholders for which: (i) the Secretary of the Company receives a notice that a stockholder has nominated a person for election to the board of directors in compliance with the advance notice provisions set forth in the Bylaws and (ii) such nomination was not withdrawn by such stockholder on or prior to the tenth day preceding the date the Company first mails its notice of such meeting of the stockholders. If directors are to be elected by a plurality of the votes cast, stockholders are not permitted to vote against a nominee for director. In the case of removal of directors, a director may be removed for office only for cause and by an affirmative vote of the holders of at least 66 2/3% percent of the voting shares of Common Stock entitled to vote generally in the election of directors.

Dividend Rights

Subject to preferences that may be applicable to any then outstanding Preferred Stock, the holders of our outstanding shares of Common Stock are entitled to receive dividends, if any, as may be declared from time to time by our board of directors out of legally available funds. Because we are a holding company, our ability to pay dividends on our Common Stock is limited by restrictions on the ability of our subsidiaries to pay dividends or make distributions to us, including restrictions under the terms of the agreements governing our indebtedness.

Liquidation Rights

In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, holders of our Common Stock would be entitled to share ratably in our assets that are legally available for distribution to stockholders after payment of our debts and other liabilities. If we have any Preferred Stock outstanding at such time, holders of the Preferred Stock may be entitled to distribution and/or liquidation preferences. In either such case, we must pay the applicable distribution to the holders of our Preferred Stock before we may pay distributions to the holders of our Common Stock.

Other Rights

Our stockholders have no preemptive, conversion or other rights to subscribe for additional shares. All of the outstanding shares of our Common Stock are fully paid and nonassessable. The rights, preferences and privileges of the holders of our Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our Preferred Stock that we may designate and issue in the future. Our common stock is not subject to redemption by operating of a sinking fund or otherwise.

Listing

Our Common Stock is listed on the New York Stock Exchange under the symbol “EXPR.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

CERTAIN PROVISIONS OF DELAWARE LAW AND
OUR CERTIFICATE OF INCORPORATION AND BYLAWS

Our Certificate of Incorporation and Bylaws also contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give our board of directors the power to discourage acquisitions that some stockholders may favor.

Preferred Stock

The ability to authorize the designation and issuance of Preferred Stock will make it possible for our board of directors to issue Preferred Stock, including Series A Preferred Stock, with super voting, special approval, dividend or other rights or preferences on a discriminatory basis that could impede the success of any attempt to acquire us. These and other provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of our company.

Classified Board of Directors

Our Certificate of Incorporation provides that our board of directors will be divided into three classes, with each class serving three-year staggered terms. In addition, our Certificate of Incorporation provides that directors may only be removed from the board of directors for cause and by an affirmative vote of 66 2/3% of our Common Stock. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of our company.

Requirements for Advance Notification of Stockholder Meetings, Nominations and Proposals

Our Certificate of Incorporation and Bylaws also provide that, except as otherwise required by law, special meetings of our stockholders can only be called by a resolution adopted by the affirmative vote of the majority of the directors then in office. Our Bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. In addition, any stockholder who wishes to bring business before an annual meeting or nominate directors must comply with the notice requirements set forth in our Bylaws. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of our company.

Stockholder Action by Written Consent

Pursuant to Section 228 of the DGCL, any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of stock entitled to vote thereon were present and voted, unless the company’s certificate of incorporation provides otherwise. Our Certificate of Incorporation provides that any action required or permitted to be taken by our stockholders may be effected at a duly called annual or special meeting of our stockholders and may not be effected by consent in writing by such stockholders.

Business Combinations with Interested Stockholders

We have elected in our Certificate of Incorporation not to be subject to Section 203 of the DGCL, an antitakeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with a person or group owning 15% or more of the corporation’s voting stock for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Accordingly, we are not subject to any antitakeover effects of Section 203. However, our Certificate of Incorporation contains provisions that have the same effect as Section 203, except that they provide that Golden Gate Private Equity, Inc. and any persons to whom Golden Gate Private Equity, Inc. sells their common stock will be deemed to have been approved by our board of directors, and thereby not subject to the restrictions set forth in Section 203.

Supermajority Stockholder Vote Required for Certain Actions

The DGCL provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless the corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Any amendments to the foregoing provisions of our Certificate of Incorporation (except related to Preferred Stock) and any amendments to our Bylaws require the affirmative vote of at least 66 2/3% of the voting power of all shares of our Common Stock then outstanding, and any amendments to Article Ten of our Certificate of Incorporation require the affirmative vote of at least 80% of the voting power of all shares of our Common Stock then outstanding.